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                                                                    EXHIBIT 11.1





                      APACHE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)





                                                     For the Year Ended
                                                     December 31, 1993
                                                     -----------------
                                                                      Fully
                                                  Primary            Diluted
                                                  -------            -------
Net income                                        $37,334            $37,334

Assumed reduction of interest
  expense upon conversion of
  $75 million 3.93% convertible
  notes, net of tax                                     -              2,145
                                                  -------            -------
Net income, as adjusted                           $37,334            $39,479
                                                  =======            =======
Weighted average common shares
  outstanding                                      53,534             53,534

Stock options; common stock
  equivalents outstanding using
  the treasury stock method                             -                242

Common shares issuable upon
  assumed conversion of 3.93% notes                     -              2,778
                                                  -------            -------
Common shares used for calculation
  of earnings per share                            53,534             56,554
                                                  =======            =======

Earnings per share                                $   .70            $   .70
                                                  =======            =======
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